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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
[North American Palladium Ltd. LOGO]                         WWW.NAPALLADIUM.COM
--------------------------------------------------------------------------------


For Immediate Release                                               News Release
April 21, 2006                                          Trading Symbol TSE - PDL
                                                                      AMEX - PAL


                        NORTH AMERICAN PALLADIUM REPORTS
                    FIRST QUARTER 2006 OPERATING PERFORMANCE

                                   HIGHLIGHTS
                                   ----------

>> Palladium production from the Lac des Iles mill for the first quarter was 47,015 oz at an average recovery rate of 72.7%
>> By-product metal production included 4,698 oz of platinum, 3,615 oz of gold, 616,037 lbs of nickel and 1,213,394 lbs of copper
>> A total of 1,125,710 tonnes of ore (12,508 tpd) was processed at an average palladium head grade of 1.79 grams per tonne, bringing the palladium grade closer to normal operational levels
>>      Commercial production from the underground mine has been achieved
>> Palladium prices in the first quarter averaged over US$290 per oz versus US$190 per oz in first quarter 2005 - outlook for palladium and by-product metals expected to remain strong
>> The Company successfully negotiates renewal of three year labour union agreement

    THE FOLLOWING MAY INCLUDE FORWARD-LOOKING STATEMENTS. REFERENCE SHOULD BE
      MADE TO "FORWARD-LOOKING STATEMENTS" AT THE END OF THIS NEWS RELEASE.

TORONTO, ONTARIO - In the first quarter of 2006, the Lac des Iles mill produced 47,015 oz of palladium at an average recovery rate of 72.7%, compared to 36,833 oz produced in the fourth quarter and 52,572 oz in the corresponding first quarter of 2005. By-product metal production included 4,698 oz of platinum, 3,615 oz of gold, 616,037 lbs of nickel and 1,213,394 lbs of copper. This compared to fourth quarter 2005 production of 3,761 oz of platinum, 2,915 oz of gold, 531,669 lbs of nickel and 1,117,885 lbs of copper.

In total, 1,125,710 tonnes of ore were processed during the first quarter of 2006 at an average of 12,508 tonnes per day with a palladium head grade of 1.79 grams per tonne, compared to 1,100,540 tonnes of ore at an average of 11,962 tonnes per day in the fourth quarter and 1,156,322 tonnes of ore at an average of 12,848 tonnes per day in the first quarter of last year.

The mill production for the quarter was impacted by some residual problems associated with the previously reported primary crusher, as well as the TMF seepage in February. These issues have been resolved and efforts continue to bring production back to historical levels.




News Release, April 21, 2006       Page 1 of 3     North American Palladium Ltd.

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                              PRODUCTION STATISTICS
                              ---------------------

                              FIRST QUARTER    FOURTH QUARTER     FIRST QUARTER
                                  2006                 2005            2005
PALLADIUM
    Ore Tonnes Milled             1,125,710         1,100,540         1,156,322
    Tonnes per day                   12,508            11,962            12,848
    Head Grade (g/t)                   1.79              1.47              1.91
    Recovery (%)                       72.7              70.7              74.0
    Production (oz)                  47,015            36,833            52,572
BY-PRODUCTS
   Platinum (oz)                      4,698             3,761             5,382
   Gold (oz)                          3,615             2,915             4,131
   Copper (lbs)                   1,213,394         1,117,885         1,562,040
   Nickel (lbs)                     616,037           531,669           778,200


A dramatic increase in the palladium price to US$330 per oz at quarter end compared to an average price of US$190 per oz in the first quarter of 2005, reflecting the positive long term outlook for commodities. This was complemented by an upward price movement in all of the Company's by-product metals. Along with the growing demand for palladium in the global marketplace, the Company's production will continue to benefit from the higher commodity prices.

             UNDERGROUND OPERATIONS - COMMERCIAL PRODUCTION ACHIEVED
             -------------------------------------------------------

In the first quarter of 2006, the Lac Des Iles underground mine achieved commercial production by delivering an average of 80% of the projected underground production target of 2,000 tonnes per day for the thirty day period to March 31, 2006. Currently the underground mine is producing an average of 2,000 tonnes per day.

                          AGREEMENT WITH HOURLY WORKERS
                          -----------------------------

The Company signed a memorandum of agreement with the United Steel Workers of America, the union representing the hourly workers at the Lac des Iles mine, which was ratified by the employees on April 13, 2006. The term of the new collective agreement will be three years expiring in February 2009.

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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER
OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN-PIT BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. IN ADDITION TO PALLADIUM, THE COMPANY EARNS SUBSTANTIAL REVENUE FROM BY-PRODUCT PLATINUM, NICKEL, GOLD AND COPPER. PALLADIUM USE IN THE AUTO INDUSTRY CONTINUES TO BE AN IMPORTANT COMPONENT IN CONTROLLING EXHAUST EMISSIONS AS MANDATED BY MORE STRINGENT HYDROCARBON EMISSIONS STANDARDS FOR CARS, PARTICULARLY IN THE UNITED STATES, EUROPE AND JAPAN. PALLADIUM IS ALSO USED IN THE DENTAL, ELECTRONICS, JEWELLERY AND CHEMICAL SECTORS.

For further information contact:

Jim Excell - President & CEO
Tel: (416) 360-2656   email: JEXCELL@NAPALLADIUM.COM

Ian MacNeily - Vice President Finance & CFO
Tel: (416) 360-2650   email: IMACNEILY@NAPALLADIUM.COM

Donna Yoshimatsu - Director, Investor Relations
Tel: (416) 360-2651   email: DYOSHIMATSU@NAPALLADIUM.COM




News Release, April 21, 2006       Page 2 of 3     North American Palladium Ltd.

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Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "expect", "will", "continue", and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated future metal prices, future ore production and start-up of full production are forward-looking statements. In making the forward-looking statements in this news release, the Company has applied several material assumptions, including but not limited to, the assumption that increasingly strong palladium and other commodity prices will continue to benefit the Company and the integrated operation of the underground mine with the open pit mine are viable operationally and economically. Any forward-looking statements in this news release involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, which may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future production, and unexpected problems during the start-up phases of the underground mine. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.




News Release, April 21, 2006       Page 3 of 3     North American Palladium Ltd.